Exhibit 10.37

To: David Boyce

As you are aware, effective October 31, 2025, Tompkins entered into an agreement to sell Tompkins Insurance Agencies, Inc. to Gallagher. As we begin transition process, I want to take a moment to recognize the significance of this change — not just for the business, but for each of you personally.

We understand that transitions like this can bring a mix of emotions and uncertainty. Many of you have invested years of dedication, talent, and care into your work here, and we deeply value everything you’ve contributed to Tompkins.

Due to the timing of the sale, we recognize that some of the benefits you would normally be eligible for under Tompkins’ programs are no longer available to you effective October 31, 2025. We know this may have a financial impact, and because of your dedication to Tompkins we want to acknowledge that.

In recognition of your dedication, we will be providing you a one-time transition bonus payment in the amount of $355,850. This payment is intended to offset the economic value of those benefits you are no longer eligible for and to show our appreciation for your commitment during this period of change. The bonus will be issued on November 14, 2025, and will follow standard payroll procedures, including applicable taxes.

In addition to the transition bonus listed above you will be provided with a retention agreement with a total value of $500,000. This agreement is payable in (2) two installments as listed below.

Event	Date Payable	Amount
Closing Date of Transaction	November 14, 2025	$333,500
One year anniversary of Closing Date	October 31, 2026*	$166,500
* The Company shall pay the applicable Retention Award amount in accordance with the Company’s normal payroll practices for the payroll period that includes the applicable Retention Award Date.

In the meantime, if you have questions or concerns, please don’t hesitate to reach out to Sue Winkelman at swinkelman@tompkinsfinancial.com or at x48061.

Thank you again for your resilience, your professionalism, and your contributions. We are committed to making this transition as smooth and respectful as possible, and we’re here to support you every step of the way.

Warm regards,
Stacie Mastin
SVP, Director of Human Resources Tompkins Financial Corporation